Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 5, 2015
(218) 628-2217

IKONICS REPORTS THIRD QUARTER RESULTS AND PROGRESS IN ITS AEROSPACE OPERATIONS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, announced results for the third quarter of 2015. Compared to the same quarter of 2014, sales increased by 1.4% to $4,543,000 while earnings declined by $22,000 to $117,000 or $0.06 per diluted share.  Export sales rebounded during the quarter, primarily, led by sales to Asia. Domestic Chromaline sales declined as did those of Ikonics Imaging, which was adversely affected by a change in glass suppliers.  DTX experienced a strong quarter in sales and profits partially attributable to a large annual order which normally falls in the fourth quarter. AMS again showed strong growth with sales being up 124% for the quarter over the same period last year.

Bill Ulland, IKONICS CEO, commented: “Even though 2015 earnings are down compared to last year, I was pleased to see that 2015 third quarter operating income improved by 7.2% over the third quarter of 2014.”

During the quarter AMS shipped its 200th acoustic panel, with 99% of the production being within specifications. This is part of an ongoing program.   Also, a significant new customer was added during the quarter and equipment upgrades are increasing productivity. The construction of the new AMS manufacturing facility is progressing towards scheduled completion in March of 2016, and the criteria for the State’s job creation incentive program are being met.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, industry trends and new products, technologies and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

For the Three and Nine Months Ended September 30, 2015 and 2014

	Three Months Ended		Nine Months Ended
	9/30/15	9/30/14	9/30/15	9/30/14
Net Sales	$4,542,730	$4,478,014	$12,794,167	$13,867,337

Cost of goods sold	2,925,062	2,850,049	8,436,082	8,769,347

Gross profit	1,617,668	1,627,965	4,358,085	5,097,990

Operating Expenses	1,428,280	1,451,306	4,444,781	4,313,178

Income (loss) from operations	189,388	176,659	(86,696)	784,812

Other	825	103	4,031	3,613

Income (loss) before income taxes	190,213	176,762	(82,665)	788,425

Income tax expense	73,457	37,791	1,802	246,107

Net Income (loss)	$116,756	$138,971	$(84,467)	$542,318

Earnings (loss) per common share-diluted	$0.06	$0.07	$(0.04)	$0.27

Average shares outstanding-diluted	2,018,574	2,019,806	2,018,253	2,018,237

Condensed Balance Sheets

As of September 30, 2015 and December 31, 2014

	9/30/2015	12/31/2014
	(unaudited)
Assets
Current assets	$8,278,003	$8,857,243
Property, plant and equipment, net	6,692,256	5,416,848
Intangible assets, net	330,806	353,871
	$15,301,065	$14,627,962
Liabilities and Stockholders’ Equity
Current liabilities	$1,485,979	$744,497
Deferred income taxes	545,000	545,000
Long term debt	—	—
Stockholders’ equity	13,270,086	13,338,465
	$15,301,065	$14,627,962

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the Nine Months Ended September 30, 2015 and 2014

	9/30/2015	9/30/2014
Net cash provided by operating activities	$796,792	$1,177,031

Net cash provided by (used in) investing activities	303,521	(722,107)

Net cash provided by financing activities	—	44,730

Net increase in cash and cash equivalents	1,100,313	499,654

Cash and cash equivalents at beginning of period	1,936,214	1,704,300

Cash and cash equivalents at end of period	$3,036,527	$2,203,954